EXHIBIT 1

                                   Steve Simon
                              AutoLend Group, Inc.
                        839 Washington Avenue - 4th Floor
                           Miami Beach, Florida 33139




                                                              May __, 1996



Nunzio P. DeSantis
[Address]

Courtland G. Miller
[address]

Vincent Villanueva
[address]

Helen Porter
c/o AutoLend Group, Inc.
839 Washington Avenue - 4th Floor
Miami Beach, Florida  33139

Dear Sirs:

     Reference is made to the Stipulation and Agreement of Compromise, Settlement and Release (the "Stipulation") being entered into today by and between Nunzio P. DeSantis, Courtland G. Miller, Vincent Villanueva, Steve Simon, Stephen Raphael, Elie Housman and AutoLend Group, Inc. Capitalized terms used without definition herein shall have the meanings ascribed to them in the Stock Purchase Agreement, dated _______, 1996, by and between AutoLend Group, Inc. ("AutoLend") and _________. As an inducement to execute and deliver the Stipulation, the following sets forth certain additional terms to which certain of the parties to the Stipulation have agreed.

     1. Annual Report: I will sign AutoLend's Annual Report on Form 10-K for the year ended March 31, 1996 (the "Form 10-K") in the event the Closing Date does not occur by June 30, 1996. If the Closing Date is after May 1, 1996 and the Form 10-K has not been filed with the Securities and Exchange Commission, I agree to review the Form 10- K in the form prepared for filing and provide to AutoLend my comments with my representation that, to my actual knowledge, were my comments incorporated in the Form 10-K for filing, the Form 10-K would not contain an untrue statement of a material fact or omit to state any material fact known to me to be required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

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     2.  Loans by the  Company:  I  represent  and  warrant  that no  loans  are outstanding from AutoLend to Helen Porter or me or from Helen Porter or me to AutoLend, other than a loan from Helen Porter to AutoLend in the amount of $25,000, which will be repaid prior to the Closing.

     3. Lease: I covenant and agree with AutoLend that neither I nor any of my affiliates shall execute a lease for all or any portion of the premises currently occupied by AutoLend on Washington Avenue unless, prior to or contemporaneously with the execution of such new lease, AutoLend is released from all obligations under its existing lease for the same premises.

     4. Affidavit: I agree to execute and deliver to AutoLend an Affidavit simultaneously with the execution and delivery of this Letter Agreement, dated the date of this Letter Agreement, and on the Closing Date, dated the Closing Date, in the form of Exhibit 34 to the Stipulation, which Affidavit shall accompany the petition to be filed with the Court of Chancery with the State of Delaware in and for Newcastle County requesting the Court's approval of the Stipulation and the transactions contemplated thereby.

     5. Access to Information: During the period between the execution and delivery of this Letter Agreement and the Closing, AutoLend agrees to continue to provide to DeSantis and his representatives, and I agree to cause AutoLend to continue to provide to DeSantis and his representatives, information regarding the cash receipts of AutoLend, consisting of the collection by LSI Financial Group ("LSI") of accounts receivable of AutoLend and its subsidiaries, which information shall be provided by means of a written weekly report. Any information provided to DeSantis and his representatives under this paragraph shall be maintained in strict confidence and shall not be disclosed to any parties, without either the express written consent of AutoLend or a written agreement delivered to AutoLend and signed by the party to whom such information shall be made available, in which such party agrees to maintain the confidentiality of such information; provided, however, that if the disclosure of such information is required by law, or court order, subpoena or similar ruling, DeSantis and his representatives agree to: (i) provide AutoLend with prior written notice of such fact as soon as practicable in advance of such disclosure; (ii) cooperate with AutoLend in seeking a protective or similar order with respect to such disclosure; and (iii) disclose only such of the books and records as shall be necessary, in the reasonable and good faith advice of counsel to DeSantis, to comply with such law.

     6. Asset List: Exhibit II attached hereto is a list of all of the tangible assets of AutoLend as of the date of the Stipulation (the "Asset List"), which Asset List I have approved as correct and complete. Exhibit III attached hereto is a list of all the tangible assets on the Asset List which will be sold to AutoLend IAP, Inc. on the Closing Date. Between the date hereof and the Closing Date, AutoLend agrees not to sell, assign or otherwise transfer, and I agree to cause AutoLend not to sell, assign or otherwise transfer, any of the assets set forth on the Asset List without the prior written consent of DeSantis. On the Closing Date, the assets on Exhibit III will be sold to AutoLend IAP, Inc. for book value as of the Closing Date, with certain minor exceptions agreed to by the parties. If, following the Closing Date, there is ascertained to be a discrepancy between the assets set


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forth on the Asset Listand the assets of AutoLend at Closing  immediately before the purchase of the assets by AutoLend IAP, Inc. (the "Closing Assets"), AutoLend shall have a right of action against me and my affiliates for the difference in net asset value between the assets set forth on the Asset List and the Closing Assets, but only to the extent that the discrepancy in net asset value equals or is greater than $5,000 after application of any insurance or other recovery (the "Basket"); provided, however, that if the discrepancy is determined to be caused by conduct inconsistent with that to which I have certified in either of the Affidavits to be delivered pursuant to this Letter Agreement, the Basket shall be disregarded in any claim which AutoLend may bring against me or my affiliates.

     7. Tax Returns, Options: Helen Porter and I covenant and agree that we shall report in our federal and state tax return(s) for the 1996 taxable year, the payments received by us pursuant to Paragraph 6 of the Stipulation. Helen Porter and I agree hereby, that upon the Closing, all options to purchase common stock of the Company held by us prior to the Closing, shall be forfeit.

     8. Due Dilligence: The parties hereto agree that beginning no more than five (5) days immediately prior to the Closing Date, DeSantis, Miller and Villaneuva and their representatives shall be granted permission to conduct a due diligence review of AutoLend, including, but not limited to, a review of AutoLend's books and records at the principal offices of AutoLend, to the extent and in the manner in which the due diligence investigation was conducted by agreement of the parties for the period ended November 30, 1995 prior to the execution and delivery of the this Letter Agreement.


     If you accept my offer that we shall all agree to abide by the foregoing, please sign below. This Letter Agreement shall only be binding upon execution by all of the parties hereto, provided, however that it may be executed in any number of counterparts, all of which together shall for all purposes constitute one agreement, binding on each of the parties, notwithstanding that each of the parties has not signed the same counterpart.




                                        ------------------------------
                                        Steve Simon, individually



Agreed to as of May __, 1996:



- ---------------------------------
AutoLend Group, Inc.
By:



- ---------------------------------
Nunzio P. DeSantis

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- ---------------------------------
Courtland P. Miller



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Vincent Villanueva


For purposes of paragraph 7 only:



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Helen Porter